Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 25, 2019, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of CrossAmerica Partners LP on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of CrossAmerica Partners LP on Forms S-3 (File No. 333-214713 and File No. 333-192035) and on Form S-8 (File No. 333-184651).

/s/ GRANT THORNTON LLP

Arlington, Virginia

February 25, 2019